FORM 4                          U.S. SECURITIES AND EXCHANGE COMMISSION
                                         Washington, D.C. 20549


      Check here if no longer
      subject to Section 16.
      Form 4 or Form 5 obligations
      may continue. See Instr. 1(b).


                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                        of the Investment Company Act of 1940.

1.  Name and address:

GREENMAN   STANLEY
 (Last)   (First)  (Middle)

 339 MILL RIVER ROAD
        (Street)

UPPER BROOKVILLE   NY        11771
(City)           (State)     (Zip)

2.  Issuer Name and Ticker or Trading Symbol:  Noodle Kidoodle, Inc., -NKID

3.  IRS or Soc. Sec. Number of Reporting Person (Voluntary): ###-##-####

4. Statement for Month/Year:   MARCH 1999

5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)

      X    Director                10% Owner

      X    Officer                 Other (specify below)
           (give title
            below)

        CHIEF EXECUTIVE OFFICER/CHAIRMAN OF THE BOARD/DIRECTOR

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of   2. Trans-   3. Trans-     4. Securities Acquired (A)      5. Amount of       6. Ownership     7. Nature of
   Security      action      action        or Disposed of (D)              Securities         Form:            Indirect
  (Instr.3)      Date        Code         (Instr. 3,4 and 5)               Beneficially       Direct (D)       Beneficial
                            (Instr.8)                                      Owned at End       Indirect (I)     Ownership
                (Month/                             (A)or                   of Month           (Instr. 4)       (Instr.4)
                 Day/       Code   V       Amount   (D)     Price         (Instr.3 and 4)
                 Year)




Common Stock    03/22/99     P     V        5,000    A     $6.875             277,685              D



















TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of   2.Conver-  3.Trans-  4.Trans-  5.Number   6.Date      7. Title and    8.Price  9.Number  10.Owner-  11.Na-
   Derivative   sion or    action    action    of         Exer-        Amount of      of       of         ship       ture
   Security     Exercise   Date      Code      Deriva-    cisable      Underlying     Deriv-   Deriva-    Form       of In-
   (Instr.3)    Price of            (Instr.8)  tive       and          Securities     ative    tive       of De-     direct
                Deriv-    (Month/              Secur-     Expir-       (Instr. 3      Secur-   Securi-    rivative   Bene-
                Security   Year)               ities      ation         and 4)        ity      ities      Secu-      ficial
                                               Acquired   Date                        (Instr.  Bene-      rity:      Owner-
                                               (A) or     (Month/                       5)     ficially   Direct     ship
                                               Disposed    Day/                                Owned at   (D) or    (Instr.
                                               of (D)      Year)                               End of     Indi-       4)
                                               (Instr.3,                                       Month      rect (I)
                                                 4, 5)    Date Expir          Amount         (Instr.4)  (Instr.4)
                                                          Exer ation          or Num-
                                                          cis  Date           ber of
                                    Code  V    (A)  (D)   able        Title   Shares


























                           /s/Stanley Greenman              04/05/99
                           Signature of Reporting Person      Date